Exhibit 21.1

MASONITE INTERNATIONAL CORPORATION
SUBSIDIARY LIST OF AS OF FEBRUARY 27, 2014

Austria	Mexico
Masonite Austria GmbH	Masonite Mexico S.A. de C.V.

Canada	Netherlands
0993477 B.C. Unlimited Liability Company	Premdor Karmiel Holdings B.V.
Crown Door Corp. (Ontario)
Sacopan, Inc. (Quebec)	Poland
Masonite PL Sp. z.o.o.
Chile
Masonite Chile Holdings	South Africa
Masonite Chile S.A.	Masonite (Africa) Limited
Masonite Investment Company (Proprietary) Limited
China
Masonite (Shanghai) Trading Company Limited	United Kingdom
Door-Stop International Limited
Cyprus	Masonite Europe Limited
Liora Enterprises Limited	Premdor Crosby Limited
Premdor U.K. Holdings Limited
Czech Republic
Masonite CZ spol S.R.O.	United States
California
France	Eger Properties
Premdor S.A.S.
Ekem S.A.S.	Delaware
Fonmarty & Fils Techni-Bois S.A.A.	Masonite Corporation
Magri S.A.S.	(d/b/a Mohawk Flush Doors)
Monnerie S.A.S.	Marshfield Doorsystems, Inc.
Batimetal S.A.S.	(d/b/a Bolection Door)
Establissements Rabillon Et Cie S.A.	Lemieux Doors Corp.
Reseau Bois S.A.R.L.
Florida
India	Florida Made Door Co.
Masonite Doors Private Ltd.	(d/b/a Sierra Lumber)
Door Installation Specialist Corporation
Israel
Masonite Israel Ltd.	North Dakota
Premdor Ltd.	Masonite Primeboard, Inc.

Ireland	Oklahoma
Masonite Ireland	Dominance Industries, Inc.
Masonite Europe
Masonite Components	Wisconsin
Appalachian Door Company
Luxembourg	(d/b/a Algoma Hardwoods, Inc.)
Masonite Luxembourg S.A.	Algoma Hardwoods, Inc.
Ameri-Door, Inc.
Malaysia	(d/b/a/ Algoma Express)
Magna Foremost Sdn Bhd	Birchwood Lumber & Veneer Co., Inc.

* Excludes certain non-significant subsidiaries that are either discontinued or immaterial.